EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State of Organization
CatchMark LP Holder, LLC	Delaware
CatchMark Timber Operating Partnership, L.P.	Delaware
Timberlands II, LLC	Delaware
CatchMark Texas Timberlands, GP, LLC	Texas
CatchMark Texas Timberlands, L.P.	Texas
CatchMark Southern Holdings II GP, LLC	Delaware
CatchMark Southern Timberlands II, L.P.	Delaware
CatchMark South Carolina Timberlands, LLC	South Carolina
Creek Pine Holdings, LLC	Delaware
Triple T GP, LLC	Delaware
CatchMark Timber TRS, Inc.	Delaware
CatchMark HBU, LLC	Delaware
CatchMark TRS Harvesting Operations, LLC	Delaware
CatchMark TRS Harvesting Operations II, LLC	Delaware
CatchMark TRS Creek Management, LLC	Delaware
CatchMark TRS Investments, LLC	Delaware
CatchMark TRS Management, LLC	Delaware
CTT Employee, LLC	Delaware